PHILADELPHIA INSURANCE COMPANIES
ADDITIONAL SUPPLEMENTAL INFORMATION
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2006 AND 2005
(IN THOUSANDS)
NET LOSS AND LOSS ADJUSTMENT EXPENSES:

	Net Incurred Loss and Loss Adjustment Expenses				(1) Net Paid Loss and Loss Adjustment Expenses
	For The Three Months Ended		For The Twelve Months Ended		For The Three Months Ended		For The Twelve Months Ended
	December 31,		December 31,		December 31,		December 31,
PRODUCTS	2006	2005	2006	2005	2006	2005	2006	2005
COMMERCIAL LINES	$93,562	$94,818	$343,575	$375,590	$69,264	$57,724	$262,999	$216,955
SPECIALTY LINES	34,882	18,579	109,462	93,824	16,547	13,511	65,218	46,941
PERSONAL LINES	2,642	6,477	15,175	34,592	3,087	10,582	17,366	35,117

TOTAL	$131,086	$119,874	$468,212	$504,006	$88,898	$81,817	$345,583	$299,013

WHOLE ACCOUNT NET QUOTA SHARE REINSURANCE COMMUTATIONS	0	0	0	0	0	0	(31,804)	(64,283)

TOTAL NET LOSS AND LOSS ADJUSTMENT EXPENSES	$131,086	$119,874	$468,212	$504,006	$88,898	$81,817	$313,779	$234,730

Net Loss & Lae Reserves @ December 31, 2006		$1,095,429

Taxable Equivalent Yield @ December 31, 2006		5.4%

Portfolio Duration @ December 31, 2006		4.6

Book Value Per Common Share @ December 31, 2006		$16.48

Shares Repurchased During the Three Months Ended December 31, 2006		0

(1)	During February 2006 and 2005, the Company entered into Reinsurance Commutation and Release Agreements effective as of January 1, 2006 and 2005 with respect to the 2004 and 2003 Whole Account Net Quota Share Reinsurance contracts. As a result of these commutations, the Company increased its Net Unpaid Loss and Loss Adjustment Expenses and decreased its Net Paid Loss and Loss Adjustment Expenses by $31.8 million and $64.3 million for the twelve months ended December 31, 2006 and 2005, respectively.